Assured Guaranty Ltd. Reports Results for First Quarter 2025

•GAAP Highlights:
•Net income attributable to Assured Guaranty Ltd. was $176 million, or $3.44 per share(1), for first quarter 2025.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $112.80 as of March 31, 2025.
•Gross written premiums (GWP) were $35 million for first quarter 2025.

•Non-GAAP Highlights:
•Adjusted operating income(2) was $162 million, or $3.18 per share, for first quarter 2025.
•Adjusted operating shareholders’ equity per share(2) and adjusted book value (ABV) per share(2) were $117.40 and $172.79, respectively, as of March 31, 2025.
•Present value of new business production (PVP)(2) was $39 million for first quarter 2025.

•Return of Capital to Shareholders:
•First quarter 2025 capital returned to shareholders was $138 million including share repurchases of $120 million and dividends of $18 million.

•LBIE Litigation
•The Company recognized a pre-tax gain in first quarter 2025 of $103 million, which represents the full satisfaction of the judgment it was awarded and its claims for attorneys’ fees, expenses and interest in connection with this litigation.

Hamilton, Bermuda, May 8, 2025 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2025 (first quarter 2025).

“Assured Guaranty produced strong first quarter 2025 results,” said Dominic Frederico, President and CEO. “First quarter net income increased 61% year-over-year, and adjusted operating income increased 43%. Shareholders’ equity per share, adjusted operating shareholders’ equity per share, and adjusted book value per share all reached record levels of $112.80, $117.40 and $172.79, respectively.

“In U.S. public finance, we continued to lead the bond insurance industry. Our par written represented 64% of the total U.S. primary municipal market insured par sold and 58% of the transaction count. Further, 30% of the U.S. public finance par we closed during the quarter had a double-A category underlying rating by S&P or Moody’s. We saw new business contributions across each of our three sectors - U.S. public finance, non-U.S. public finance and global structured finance.

“During the quarter, we recognized a pre-tax gain of $103 million, as a result of our successful conclusion of the LBIE litigation. Additionally, first quarter 2025 capital returned to shareholders was $138 million, including share repurchases of $120 million, which represented 2.6% of our shares outstanding on December 31, 2024, and dividends of $18 million.”

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2025	2024

GAAP (1)
Net income (loss) attributable to AGL	$176	$109
Net income (loss) attributable to AGL per diluted share	$3.44	$1.89
Weighted average diluted shares	50.7	57.1
Non-GAAP (2)
Adjusted operating income (loss)	$162	$113
Adjusted operating income per diluted share	$3.18	$1.96
Weighted average diluted shares	50.7	57.1

Components of total adjusted operating income (loss)
Insurance segment	$168	$149
Asset Management segment	12	1
Corporate division	(20)	(37)
Other	2	—
Adjusted operating income (loss)	$162	$113

	As of
	March 31, 2025		December 31, 2024
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,590	$112.80	$5,495	$108.80
Adjusted operating shareholders’ equity (2)	5,818	117.40	5,795	114.75
ABV (2)	8,562	172.79	8,592	170.12

Common Shares Outstanding	49.6		50.5
________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

On a per share basis, shareholders’ equity attributable to AGL increased to $112.80 as of March 31, 2025 from $108.80 as of December 31, 2024, primarily due to net income, unrealized gains in the investment portfolio and share repurchases, partially offset by dividends. On a per share basis, ABV increased to $172.79 primarily due to adjusted operating income, new business production and share repurchases, partially offset by dividends.

Insurance Segment

The Insurance segment primarily consists of (i) the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, excluding the effect of variable interest entities (VIE) consolidations, and (ii) Assured Guaranty Inc.’s (AG, formerly Assured Guaranty Corp.) investment subsidiary, AG Asset Strategies LLC.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended March 31,
	2025			2024
	GWP	PVP (1)	Gross Par Written (2)	GWP	PVP (1)	Gross Par Written (2)

Public finance - U.S.	$25	$25	$4,269	$44	$43	$2,909
Public finance - non-U.S.	(1)	7	197	2	1	—
Structured finance - U.S.	7	2	121	13	15	480
Structured finance - non-U.S.	4	5	415	2	4	354
Total	$35	$39	$5,002	$61	$63	$3,743
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(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP is based on “close date,” when the transaction settles. PVP was discounted at 5.0% in both first quarter 2025 and in the three-month period ended March 31, 2024 (first quarter 2024).
(2)    Gross Par Written is based on “close date,” when the transaction settles.

U.S. public finance GWP and PVP in first quarter 2025 were lower than GWP and PVP in first quarter 2024, primarily due to two large transportation transactions that were written in first quarter 2024. The Company’s primary par written represented 64% of the total U.S. municipal market insured par sold in first quarter 2025, compared with 53% in first quarter 2024, and the Company’s penetration of all municipal issuance was 3.9% in first quarter 2025 compared with 3.8% in first quarter 2024.

U.S. public finance GWP and PVP in the secondary market increased in first quarter 2025 compared with first quarter 2024. The Company’s par written in the secondary market represented almost 10% of U.S. public finance par written in first quarter 2025, compared with 1% in first quarter 2024.

Non-U.S. public finance GWP and PVP in first quarter 2025 included United Kingdom (U.K.) regulated utility transactions as well as a secondary market transaction for a U.K. public sector entity. Non-U.S. public finance GWP in first quarter 2025 also included a reduction in the present value of estimated future premiums from certain transactions in the legacy insured portfolio.

Structured finance GWP and PVP in first quarter 2025 were primarily attributable to subscription finance and pooled corporate transactions.

Business activity in the non-U.S. public finance and structured finance markets often has long lead times and therefore may vary from period to period.

Insurance Segment Adjusted Operating Income

Insurance segment adjusted operating income increased to $168 million in first quarter 2025 from $149 million in first quarter 2024, primarily due to the gain related to Lehman Brothers International (Europe) (in administration) (LBIE) litigation. This was offset in part by higher loss expense on public finance exposures, lower refundings and lower fair value gains on the trading portfolio in first quarter 2025 compared with first quarter 2024.

Insurance Segment Results
(in millions)

	Quarter Ended
	March 31,
	2025	2024
Segment revenues
Net earned premiums and credit derivative revenues	$134	$122
Net investment income	86	83
Fair value gains (losses) on trading securities	1	26
Foreign exchange gains (losses) on remeasurement and other income (loss)	18	(2)
Total segment revenues	239	229

Segment expenses
Loss expense (benefit)	(23)	4
Amortization of deferred acquisition costs (DAC)	5	6
Employee compensation and benefit expenses	52	48
Other operating expenses	30	27
Total segment expenses	64	85
Equity in earnings (losses) of investees	30	40
Segment adjusted operating income (loss) before income taxes	205	184
Less: Provision (benefit) for income taxes	37	35
Segment adjusted operating income (loss)	$168	$149

The components of the Insurance segment’s premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	March 31,
	2025	2024
Scheduled net earned premiums and credit derivative revenues	$89	$83
Accelerations	45	39
Total	$134	$122

Net earned premiums and credit derivative revenues included $40 million related to the resolution of the LBIE litigation in first quarter 2025.

Insurance Segment Loss Expense (Benefit) and the Roll Forward of Expected Losses

Loss expense is a function of net economic loss development (benefit) and deferred premium revenue. The difference between loss expense and economic development in a given period represents the amount of deferred premium revenue absorbing expected losses to be paid.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	March 31,
	2025	2024
Public finance	$42	$1
U.S. residential mortgage-backed securities (RMBS)	—	2
Other structured finance	(65)	1
Total	$(23)	$4

Loss expense in first quarter 2025 was a benefit, primarily attributable to $63 million of recoveries in connection with the resolution of the LBIE litigation, offset in part by higher losses on the Puerto Rico Electric Power Authority (PREPA) due to a potential delay in the expected timing of the resolution of PREPA, and certain healthcare exposures.

The table below presents the roll forward of net expected losses for first quarter 2025.

Roll Forward of Net Expected Loss to be Paid (Recovered) (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2024	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of March 31, 2025

Public finance	$116	$53	$(12)	$157
U.S. RMBS	(43)	(3)	9	(37)
Other structured finance	33	(65)	62	30
Total	$106	$(15)	$59	$150
_________________________________________________
(1)    Net economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Net economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

The net economic benefit of $15 million in first quarter 2025 was primarily attributable to $63 million of recoveries related to the resolution of the LBIE litigation, offset in part by higher losses on PREPA and certain U.K. regulated utilities. The effect of changes in risk-free rates used to discount expected losses was a loss of $5 million.

Insurance Segment Income from Investment Portfolio

Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	March 31,
	2025	2024
Net investment income	$86	$83
Fair value gains (losses) on trading securities	1	26
Equity in earnings (losses) of investees (1)	30	40
Total (2)	$117	$149
_________________________________________________
(1)    Equity in earnings (losses) of investees primarily relates to funds managed by Sound Point Capital Management, LP and certain of its investment management subsidiaries (Sound Point), Assured Healthcare Partners, LLC (AHP), and certain other managers. Investments in funds are reported on a one-quarter lag.
(2)    Total income from the investment portfolio decreased primarily due to lower fair value gains on contingent value instruments issued by Puerto Rico classified as trading securities, and the transfer of certain alternative investments from AG (Insurance segment) to AGMH (Corporate division) as part of a stock redemption that occurred on August 5, 2024.

Net investment income, which represents interest income on available-for-sale fixed-maturity securities and short-term investments, increased in first quarter 2025 compared with first quarter 2024, primarily due to investment income on collateralized loan obligation (CLO) equity tranches. Certain CLO equity tranche investments were reclassified to the available-for-sale fixed-maturity portfolio in the fourth quarter of 2024, with interest income now reported in net investment income, and changes in fair value reported in other comprehensive income. The Company had previously held the CLO equity tranches in a Sound Point managed fund with changes in net asset value reported in “equity in earnings (losses) of investees” in the Insurance segment. This was partially offset by lower short-term investment income as a result of lower short-term interest rates and lower average short-term investment balances. The Company’s overall pre-tax book yield of available-for-sale fixed-maturity securities and short-term investments was 4.58% as of March 31, 2025 and 3.87% as of March 31, 2024.

Equity in earnings (losses) of investees decreased to $30 million in first quarter 2025 compared with $40 million in first quarter 2024, primarily due to the reclassification of certain CLO equity tranches to the available-for-sale portfolio, as described above. In addition, equity in earnings (losses) of investees in first quarter 2024 included $9 million related to certain alternative investments which AG transferred to AGMH as part of a stock redemption that occurred on August 5, 2024. See “Corporate Division” below. These decreases were partially offset by an increase in the net asset value of the AHP fund in first quarter 2025.

As of March 31, 2025, the Company had $892 million in alternative investments across a variety of asset classes: $753 million in the Insurance segment consisting primarily of CLOs equity tranches in the available-for-sale fixed-maturity securities portfolio, and Sound Point and AHP funds, as well as legacy investments in the Corporate division. The inception-to-date annualized internal rate of return for all alternative investments across all segments and the Corporate division was approximately 13% as of March 31, 2025.

Equity in earnings (losses) of investees may be more volatile than net investment income on available-for-sale fixed-maturity securities and short-term investments. To the extent that the amounts invested in alternative fund investments accounted for under the equity method increase and available-for-sale fixed-maturity securities decrease, net investment income may decrease and mark-to-market volatility related to equity in earnings (losses) of investees may increase.

Asset Management Segment

Asset management adjusted operating income was $12 million in first quarter 2025, primarily consisting of the Company’s ownership interest in Sound Point, including the amortization of intangible assets, and certain ongoing net performance fees. Sound Point’s results are reported on a one-quarter lag and are included in “equity in earnings (losses) of investees.”

Corporate Division

Corporate Division Results
(in millions)

	Quarter Ended
	March 31,
	2025	2024
Revenues	$4	$5
Expenses
Interest expense	24	25
Employee compensation and benefit expenses	8	10
Other operating expenses	8	12
Total expenses	40	47
Equity in earnings (losses) of investees	16	—
Adjusted operating income (loss) before income taxes	(20)	(42)
Less: Provision (benefit) for income taxes	—	(5)
Adjusted operating income (loss)	$(20)	$(37)

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc. (AGMH), equity in earnings (losses) of investees related to certain alternative investments which AG transferred to AGMH as part of a stock redemption that occurred on August 5, 2024, as well as expenses attributed to the holding companies’ activities.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2025		2024
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$176	$3.44	$109	$1.89
Less pre-tax adjustments:
Realized gains (losses) on investments	(16)	(0.30)	8	0.14
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(2)	(0.04)	10	0.16
Fair value gains (losses) on committed capital securities (CCS)	2	0.03	(10)	(0.17)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	33	0.64	(12)	(0.20)
Total pre-tax adjustments	17	0.33	(4)	(0.07)
Less tax effect on pre-tax adjustments	(3)	(0.07)	—	—
Adjusted operating income (loss)	$162	$3.18	$113	$1.96

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income (1)	$2	$0.05	$—	$—
________________________________________
(1)    The effect of consolidating financial guaranty (FG) VIEs and consolidated investment vehicles (CIVs).

Realized losses on investment portfolio in first quarter 2025 were primarily due to change in the allowance for credit losses for loss mitigation securities and realized losses on sales of securities.

Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and is not expected to result in an economic gain or loss.

Foreign exchange gains (losses) primarily relate to remeasurement of premiums receivable and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

From the beginning of the repurchase program in 2013 through May 8, 2025, the Company has repurchased a total of 152 million common shares for $5.5 billion, representing approximately 78% of the total shares outstanding as of January 1, 2013. As of May 8, 2025, the Company was authorized to purchase approximately $181 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount (1)	Number of Shares	Average Price Per Share

2025 (January 1 - March 31)	$120	1.34	$89.72
2025 (April 1 - May 8)	51	0.60	84.43
Total 2025	$171	1.94	88.08
_________________________________________________
(1)    Excludes commissions and excise taxes.

The Company’s share repurchase program may be modified, extended or terminated by the Company’s Board of Directors at any time and does not have an expiration date. The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company’s capital position, legal requirements and other factors.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2025	2024
Revenues
Net earned premiums	$91	$119
Net investment income	87	84
Net realized investment gains (losses)	(16)	8
Fair value gains (losses) on credit derivatives	104	10
Fair value gains (losses) on CCS	2	(10)
Fair value gains (losses) on FG VIEs	1	(3)
Fair value gains (losses) on CIVs	19	22
Foreign exchange gains (loss) on remeasurement	37	(12)
Fair value gains (losses) on trading securities	1	26
Other income (loss)	19	1
Total revenues	345	245
Expenses
Loss and LAE (benefit)	40	(1)
Interest expense	22	23
Amortization of DAC	5	6
Employee compensation and benefit expenses	60	58
Other operating expenses	42	39
Total expenses	169	125
Income (loss) before income taxes and equity in earnings (losses) of investees	176	120
Equity in earnings (losses) of investees	53	24
Income (loss) before income taxes	229	144
Less: Provision (benefit) for income taxes	44	31
Net income (loss)	185	113
Less: Noncontrolling interests	9	4
Net income (loss) attributable to AGL	$176	$109

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2025	December 31, 2024
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$6,415	$6,369
Fixed-maturity securities, trading, at fair value	137	147
Short-term investments, at fair value	1,158	1,221
Other invested assets	960	926
Total investments	8,670	8,663
Cash	177	121
Premiums receivable, net of commissions payable	1,568	1,551
DAC	181	176
Salvage and subrogation recoverable	389	396
FG VIEs’ assets, at fair value	145	147
Assets of CIVs	119	101
Other assets	689	746
Total assets	$11,938	$11,901

Liabilities
Unearned premium reserve	$3,671	$3,719
Loss and LAE reserve	294	268
Long-term debt	1,700	1,699
FG VIEs’ liabilities, at fair value	163	164
Other liabilities	453	498
Total liabilities	6,281	6,348

Shareholders’ equity
Common shares	—	1
Retained earnings	5,903	5,878
Accumulated other comprehensive income (loss)	(314)	(385)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,590	5,495
Nonredeemable noncontrolling interests	67	58
Total shareholders’ equity	5,657	5,553
Total liabilities and shareholders’ equity	$11,938	$11,901

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and CIVs in which certain subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

The Company’s management and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (i) adjusted operating income per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating income per share); (ii) adjusted operating shareholders’ equity per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core operating shareholders’ equity per share); (iii) ABV per share, further adjusted to remove the effect of FG VIE and CIV consolidation (core ABV per share); (iv) core operating return on equity, which is calculated as core operating income divided by the average of core operating shareholders’ equity at the beginning and end of the period; and (v) PVP.

The Company’s management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or ABV, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

The Company’s management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments that are recognized in net income (loss) attributable to AGL, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income (loss) attributable to AGL, which is the amount of fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income (loss) attributable to AGL. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income (loss) attributable to AGL. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Adjusted operating income per share is calculated by dividing adjusted operating income by the weighted average diluted shares. The method for calculating weighted average diluted shares is in accordance with GAAP. See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and ABV

The Company’s management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss. The Company’s management uses ABV, further adjusted to remove the effect of FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. The Company’s management believes that ABV is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses.

Adjusted operating shareholders’ equity per share and ABV per share, each further adjusted for FG VIE and CIV consolidation (core operating shareholders’ equity per share and core ABV per share, respectively), are two of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are reported on the consolidated balance sheet, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS that are reported on the consolidated balance sheet. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not result in an economic gain or loss.

4)     The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

ABV is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed.

4)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Shares outstanding as of the end of the reporting period are used to calculate adjusted operating shareholders’ equity per share and ABV per share.

The unearned premiums and revenues included in ABV will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current ABV due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	March 31, 2025		December 31, 2024
	Total	Per Share	Total	Per Share

Shareholders’ equity attributable to AGL	$5,590	$112.80	$5,495	$108.80
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	47	0.94	49	0.96
Fair value gains (losses) on CCS	4	0.08	2	0.05
Unrealized gain (loss) on investment portfolio	(313)	(6.32)	(397)	(7.86)
Less taxes	34	0.70	46	0.90
Adjusted operating shareholders’ equity	5,818	117.40	5,795	114.75
Pre-tax adjustments:
Less: DAC	181	3.65	176	3.47
Plus: Net present value of estimated net future revenue	199	4.01	202	3.99
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,415	68.92	3,473	68.75
Plus taxes	(689)	(13.89)	(702)	(13.90)
ABV	$8,562	$172.79	$8,592	$170.12

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$3	$0.04	$—	$0.01
ABV	(4)	(0.07)	(6)	(0.13)

Shares outstanding at the end of the period	49.6		50.5

Net Present Value of Estimated Net Future Revenue

The Company’s management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

The Company’s management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), regardless of form, which management believes GAAP GWP and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	March 31, 2025
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$25	$(1)	$7	$4	$35
Less: Installment GWP and other GAAP adjustments (1)	2	(1)	6	4	11
Upfront GWP	23	—	1	—	24
Plus: Installment premiums and other (2)	2	7	1	5	15
PVP	$25	$7	$2	$5	$39

	Quarter Ended
	March 31, 2024
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$44	$2	$13	$2	$61
Less: Installment GWP and other GAAP adjustments (1)	12	2	12	2	28
Upfront GWP	32	—	1	—	33
Plus: Installment premiums and other (2)	11	1	14	4	30
PVP	$43	$1	$15	$4	$63
_________________________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, and GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, May 9, 2025. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-833-470-1428 (in the U.S.) or 1-404-975-4839 (International); the access code is 028417.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 964306.

Please refer to Assured Guaranty’s March 31, 2025 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “March 31, 2025 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 1Q 2025,” which lists the U.S. public finance new issues insured by the Company in first quarter 2025, and

•“Structured Finance Transactions at March 31, 2025,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, Assured Guaranty Inc.’s financial supplement and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and non-U.S. public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point Capital Management, LP and certain of its investment management affiliates. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ materially are:

(i) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates, tariff regimes or general economic conditions, including the possibility of a recession or stagflation; (ii) geopolitical risk, terrorism and political violence risk, including those arising out of Russia’s invasion of Ukraine and intentional or accidental escalation between The North Atlantic Treaty Organization and Russia, conflicts in South Asia and the Middle East, confrontation over Iran’s nuclear program, the polarized political environment in the United States (U.S.), and strategic competition and tensions between the U.S. and China; (iii) cybersecurity risk and the impacts of artificial intelligence, machine learning and other technological advances, including potentially increasing the risks of malicious cyber attacks, dissemination of misinformation, and disruption of markets, including the markets in which the Company participates; (iv) the possibility of a U.S. government shutdown, payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (v) developments in the world’s financial and capital markets, including stresses in the financial condition of banking institutions in the U.S. and the possibility that increasing participation of unregulated financial institutions in these markets results in losses or lower valuations of assets, reduced liquidity and credit and/or contraction of these markets, that adversely affect repayment rates of insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (vi) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (vii) the possibility that budget or pension shortfalls, difficulties in obtaining additional financing or other factors will result in credit losses or liquidity claims on obligations of state, territorial and local governments, their related authorities, public corporations and other obligors that Assured Guaranty insures or reinsures; (viii) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including below-investment-grade (BIG) healthcare, United Kingdom (U.K.) regulated utilities, European renewable energy, and Puerto Rico Electric Power Authority (PREPA) exposures; (ix) the impact of Assured Guaranty satisfying its obligations under insurance policies with respect to legacy insured Puerto Rico bonds; (x) the possibility that underwriting insurance in new jurisdictions and/or covering new sectors or classes of business does not result in the benefits anticipated or subjects Assured Guaranty to negative consequences; (xi) increased competition, including from new entrants into the financial guaranty industry, nonpayment insurance and other forms of capital saving or risk syndication available to banks and insurers; (xii) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to other negative or unanticipated consequences; (xiii) the possibility that Assured Guaranty’s mergers, acquisitions, divestitures and other strategic transactions, including the transactions with Sound Point Capital Management, LP (Sound Point, LP) and certain of its investment management affiliates (together with Sound Point, LP, Sound Point) and/or Assured Healthcare Partners LLC (AHP) and/or merger of Assured Guaranty Municipal Corp. (AGM) with and into Assured Guaranty Inc. (AG, formerly Assured Guaranty Corp.), do not result in the benefits anticipated and/or subject Assured Guaranty to negative consequences; (xiv) the inability to control the business, management or policies of entities in which Assured Guaranty holds a minority interest; (xv) the impact of market volatility on the fair value of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, contracts accounted for as derivatives, its committed capital securities (CCS), and its consolidated variable interest entities (VIEs); (xvi) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (xvii) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (xviii)

changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, including tariffs, or other governmental actions; (xix) the possibility that legal or regulatory decisions or determinations subject Assured Guaranty or obligations that it insures or reinsures to negative consequences; (xx) difficulties or delays with the execution of Assured Guaranty’s business strategy; (xxi) loss of key personnel; (xxii) changes in applicable accounting policies or practices; (xxiii) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (xxiv) natural or man-made catastrophes; (xxv) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (xxvi) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (xxvii) other risks and uncertainties that have not been identified at this time; and (xxviii) management’s response to these factors.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 8, 2025, and Assured Guaranty undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Director, Media Relations
212-408-6042
adurani@agltd.com